Exhibit D

SHAREHOLDER PRIORITY PLAN AND NAV SUPPORT AGREEMENT

THIS SHAREHOLDER PRIORITY PLAN AND NAV SUPPORT AGREEMENT (this “Agreement”) is made as of  June 3, 2024, by KKR Alternative Assets LLC, a Delaware limited liability company (“KAA”), and is acknowledged by KKR Real Estate Select Trust Inc., a Maryland corporation (“KREST”).

WHEREAS, KAA currently is both a shareholder and an affiliate of KREST’s investment adviser;

WHEREAS, KAA desires to take certain actions in an effort to support the net asset value (“NAV”) per share of KREST for the benefit of all KREST stockholders; and

WHEREAS, in connection therewith, and subject to the terms, conditions and contingencies described below, KAA desires to retain during the term of this Agreement, for potential contribution to KREST, a maximum of up to 7,732,435.9980 shares of Class I common stock of KREST (the “Support Shares”, the contribution of all or a portion of the Support Shares if any when required pursuant to this Agreement, the “Contribution”), with the date of measurement and any required Contribution taking place on June 1, 2027 (the “Measurement Date”).

NOW THEREFORE, BE IT RESOLVED, that in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Contribution Mechanics. KAA hereby agrees to maintain ownership of the maximum number of Support Shares until the Measurement Date. If at the close of business on the Measurement Date (prior to giving effect to any Contribution), the NAV per share relating to the Class S common shares, Class D common shares, Class U common shares or Class I common shares of KREST (each such class of shares of KREST, a “Class”) is less than $27.00 per share (the “Contractually Supported Share Value”), KAA agrees to contribute to KREST, as of the close of business on the Measurement Date and at no cost to KREST, a number of the Support Shares (calculated to include fractional shares) so that, if and when cancelled by KREST upon contribution, the NAV per share of each Class equals at least the Contractually Supported Share Value (calculated by rounding up or down to the nearest $0.01).  To the extent necessary to support the NAV of each Class, KAA agrees to exchange shares of Class I shares of KREST for an equivalent NAV of shares of another Class prior to the Contribution.  To the extent the maximum number of Support Shares is not sufficient to cause the NAV per share for each Class to reach at least the Supported Share Value, KAA will contribute the maximum number of the Support Shares to KREST in the aggregate for all Classes and the NAV per share of each Class will be increased ratably as determined by KREST in its sole discretion.  If on the Measurement Date the NAV per share of each Class equals or exceeds the Contractually Supported Share Value (calculated by rounding up or down to the nearest $0.01), then KAA will not be obligated to contribute any of the Support Shares. As part of the Contribution, KAA will also request that KREST cancel any of the Support Shares contributed by KAA pursuant to this paragraph 1.

2.
Intended Tax Treatment.  KAA and KREST intend that (i) the Contribution be treated as a non-taxable contribution to capital pursuant to Section 118 of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable tax law and non-binding Internal Revenue Service guidance and (ii) any exchange of Class I Shares for a different Class of Shares be treated as a recapitalization pursuant to Section 368(a)(1)(E) of the Code.  KAA acknowledges that, to the extent it continues to hold any Class of shares after the Contribution, it will not be entitled to a deduction or loss in respect of any Support Shares actually contributed pursuant to this Agreement and that it will reallocate the basis of such contributed Support Shares to the remaining shares of KREST then held by KAA.  The parties agree to file all tax returns in a manner consistent with the foregoing and to not take any position contrary to unless required by applicable law.

Exhibit D

3.	Miscellaneous.

(a)
Complete Agreement.  Notwithstanding any writing, statement or understanding to the contrary, neither KAA nor any of its affiliates is obligated to (i) contribute any shares in excess of the maximum number of Support Shares, (ii) maintain, or take any liability for, the current or future value of the Support Shares, or (iii) take any other action (or to refrain from taking any action), directly or directly, except as specifically stated in this Agreement. This Agreement constitutes the entire agreement by KAA and supersedes all prior oral or written agreements and understandings between KAA and KREST relating to the subject matter hereof.

(b)
Share Splits or Adjustments. If a share split or other adjustment to the number of shares held by each holder is effected for any Class between the date hereof and the Measurement Date, the Contractually Supported Share Value and the number of Support Shares will be adjusted proportionally.  Additional shares in excess of the maximum number of Support Shares (as of the date hereof (but giving effect to the prior sentence)) held or acquired by KAA (including but not limited to distribution reinvestment) will not be part of the Support Shares.

(c)
Termination. This Agreement and KAA’s obligation to make the Contribution will automatically terminate on the earlier of (i) the Measurement Date (following the making of the Contribution only if required by this Agreement) or (ii) if KKR Registered Advisor LLC (or any of its affiliates) is removed as the investment adviser of KREST.

(d)
Further Assurances. Each of the parties hereto shall execute and deliver such documents and other papers and perform such further acts as may be reasonably required, desirable or requested to carry out the provision hereof and the transactions contemplated hereby.

(e)
Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, irrespective of conflicts of law principles that would apply the laws of another jurisdiction; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended.

(d)
Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and a facsimile of this Agreement or of a signature of any party shall be effective as an original.

(e)
Successors and Assigns. The rights, title, benefits and obligations of KAA and the rights, title and benefits of KREST under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, including that any affiliate of KAA may undertake the obligation to hold the maximum number of Support Shares to make the Contribution in lieu of KAA, which KAA may accomplish without KREST’s prior consent.

Exhibit D

(f)
Third-Party Beneficiaries; Binding Effect. KAA intends for this Agreement to benefit KREST and be contractually binding on KAA.  No amendment to, or waiver of any provision of, this Agreement shall be valid without the prior written consent of KAA and KREST.  KAA acknowledges that this Agreement is not intended to create any binding obligations on KREST or KREST’s officers, directors or shareholders. Nothing expressed or implied in this Agreement is intended to confer upon any person or entity (including KREST’s officers, directors or shareholders), other than KREST and KAA, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)	Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

KKR Alternative Assets LLC

By:	/s/ Christopher Lee
Name: Christopher Lee
Title: Secretary

Acknowledged by:

KKR Real Estate Select Trust Inc.

By:	/s/ Billy Butcher
Name: Billy Butcher
Title: Chief Executive Officer

 [Signature Page to Shareholder Priority Plan and NAV Support Agreement]